EXHIBIT 99.77B




                           William Blair Mutual Funds, Inc.
                               222 West Adams Street
                              Chicago, Illinois 60606
                                  (312) 364-8000


                            Supplement to the Prospectus
                                 dated May 1, 1998



The following information replaces the disclosure regarding the Value Discovery Fund on page 12 of the Prospectus in the section entitled "Value Discovery Fund - Portfolio Securities."

The portfolio may invest up to 15% of its net assets in foreign securities, which may include American Depository Receipts or substantially similar investments; however, the portfolio may invest only up to 5% of its net assets directly in foreign securities.

The following information replaces the first sentence of the disclosure regarding the Value Discovery Fund on page 41 entitled "Investment Glossary - Real Estate Investment Trusts."

The Value Discovery Fund may invest without limit in real estate investment trusts.


                    Supplement dated November 10, 1998